Exhibit 4.1

INTERNATIONAL PAPER COMPANY

DEFERRED COMPENSATION SAVINGS PLAN

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2018

i

INTERNATIONAL PAPER COMPANY

DEFERRED COMPENSATION SAVINGS PLAN

The International Paper Company Deferred Compensation Savings Plan (the “Plan”) is amended and restated effective January 1, 2018.

The Plan is intended to benefit a “select group of management or highly compensated employees,” as that term is used under Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to permit Eligible Employees to defer their Pay and MIP Awards, and for related purposes.

1.	DEFINITIONS.

The following definitions apply to this Plan and to any related documents.

(a)

Accounts means, collectively, a Participant’s Pre-2005 Deferral Account, Post-2004 Deferral Account, Pre-2005 Vested Company Match Account, Post-2004 Company Match Account, Pre-2005 Vested Company Match Make-Up Account, Post-2004 Company Match Make-Up Account, and Company RSA Account. An Account shall be established only for purposes of measuring a Benefit and not to segregate assets or to identify assets that may be used to satisfy a Benefit.

(b)	Administrator means the head of the Global Compensation and Benefits function of the Company.

(c)

Beneficiary or Beneficiaries means a person or persons or other entity that a Participant designates to receive Benefit payments after the Participant’s death. If a Participant does not make a valid designation, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Benefit, the Participant’s Beneficiary shall be the Participant’s spouse or, if none, the Participant’s estate.

(d)	Benefit means the total vested amount in the Participant’s Accounts.

(e)	Code means the Internal Revenue Code of 1986, as amended.

(f)	Company means International Paper Company, and any successor business by merger, purchase, or otherwise that maintains the Plan.

(g)

Company Match Account means a bookkeeping record established to receive a Participant’s Matching Contributions. The Pre-2005 Vested Company Match Account includes Matching Contributions recorded and vested as of December 31, 2004, and earnings thereon. The Post-2004 Company Match Account includes Matching Contributions recorded but not vested as of December 31, 2004, and all Matching Contributions recorded after December 31, 2004, and earnings thereon.

(h)

Company Match Make-Up Account means a bookkeeping record established to receive a Participant’s Match Make-Up Contributions. The Pre-2005 Vested Company Match Make-Up Account includes Match Make-Up Contributions recorded and vested as of December 31, 2004, and earnings thereon. The Post-2004 Company Match Make-Up Account includes Match Make-Up Contributions recorded but not vested as of December 31, 2004, and all Match Make-Up Contributions recorded after December 31, 2004, and earnings thereon.

(i)	Company RSA Account means a bookkeeping record established to receive a Participant’s Retirement Savings Account Contributions, and earnings thereon.

(j)	Company Stock means the common stock of the Company.

(k)	Company Stock Fund means an Investment Fund in which the deemed investment is Company Stock.

(l)

Deferral Account means a bookkeeping record established for each Participant who makes a Pay Deferral Election or MIP Deferral Election. A Deferral Account shall be credited with that amount of a Participant’s Pay deferred according to a Participant’s Pay Deferral Election and the amount of an MIP Award deferred according to a Participant’s MIP Deferral Election. The Pre-2005 Deferral Account includes Pay Deferral Elections and MIP Deferral Elections recorded as of December 31, 2004, and earnings thereon. The Post-2004 Deferral Account includes Pay Deferral Elections and MIP Deferral Elections recorded after December 31, 2004, and earnings thereon.

(m)	Disability means, with respect to a Participant, that the Participant is entitled to benefits under the International Paper Company Long-Term Disability Plan.

(n)	Distribution Election means an election by a Participant to establish the time and the frequency of payments of a Benefit.

(o)	Election Date means a date or dates established by the Administrator by which an Eligible Employee must submit a valid Pay Deferral Election or MIP Deferral Election in order for Pay to be deferred.

(p)	Eligible Employee means an individual employed by the Company who is:

(i)	eligible to participate in the Salaried Savings Plan; and

(ii)

described in one of the following categories: (A) an officer who is a senior vice president or above; (B) employed in Position Level 18 or above; or (C) has compensation (as defined in the Salaried Savings Plan) for the preceding Plan Year that exceeds the dollar limit under Code section 401(a)(17) for such preceding Plan Year.

An Eligible Employee also includes an individual who is (i) eligible to participate in the Salaried Savings Plan, (ii) on an international assignment at the request of the Company, and (iii) entitled to Match Make-Up Contributions under a written agreement between the individual and the Company.

An Eligible Employee also includes an individual who is entitled to a Retirement Savings Account Contribution under the Plan.

In the event an Eligible Employee’s Position Level is lowered during the Plan Year causing the individual to no longer meet the definition of Eligible Employee, such individual may continue to participate in the Plan as an Eligible Employee through the end of such Plan Year.

As of July 1, 2014, a Transferred xpedx Employee shall no longer be an Eligible Employee.

(q)	Investment Fund means one or more deemed investment alternatives offered to Participants from time to time.

(r)	Match Make-Up Contribution means the Company’s contribution to the Participant’s Company Match Make-Up Account as determined under Section 6.

(s)	Matching Contribution means the Company’s contribution to the Participant’s Company Match Account as determined under Section 5.

(t)

MIP Award means an award granted to a Participant under the International Paper Company Management Incentive Plan or any other bonus designated as eligible for deferral under the Plan by the Administrator.

(u)	MIP Deferral Election means an election by a Participant to defer a MIP Award pursuant to Section 4.

(v)	Participant means an individual presently or formerly employed by the Company as an Eligible Employee who has an Account in the Plan.

(w)

Pay means, unless otherwise provided herein, a Participant’s base salary plus overtime, shift differential, commissions, gainsharing, and other incentive or variable compensation, including the Participant’s MIP Award, if any. Pay does not include severance pay or equity awards. The Administrator may determine whether to include or exclude an item of income in/from Pay.

(x)	Pay Deferral means the amount of Pay that a Participant has elected to defer under a Pay Deferral Election.

(y)	Pay Deferral Election means an election by a Participant to defer Pay pursuant to Section 3.

(z)	Plan means the International Paper Company Deferred Compensation Savings Plan.

(aa)	Plan Year means a calendar year.

(bb)	Pre-2005 Account means the balance in a Participant’s Pre-2005 Deferral Account, Pre-2005 Vested Company Match Account and Pre-2005 Vested Company Match Make-Up Account.

(cc)	Post-2004 Account means the balance in a Participant’s Post-2004 Deferral Account, Post-2004 Company Match Account, Post-2004 Company Match Make-Up Account and Company RSA Account.

(dd)	Prior Plan means any deferred compensation plan to which a Participant deferred compensation which is merged into and the terms of which are continued as part of the Plan.

(ee)	Retirement Savings Account Contribution means the Company’s contribution to the Participant’s Company RSA Account as determined under Section 7.

(ff)	Salaried Savings Plan means the International Paper Company Salaried Savings Plan.

(gg)	Terminate or Termination, with respect to a Participant, means the cessation of the Participant’s employment with the Company on account of death, Disability, severance or any other reason.

A Transferred xpedx Employee shall not have a Termination of employment until the cessation of his or her employment with Veritiv Corporation (Veritiv).

(hh)

Transferred xpedx Employee means (i) a Participant who is an active employee of the Company primarily working in the xpedx Business immediately prior to July 1, 2014, and (ii) a Participant who otherwise would be included in (i) above but for the fact that he or she is absent from active employment on such date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short-term disability, leave under the federal Family and Medical Leave Act or leave under any similar law, or any other reason that is similar in nature and duration; provided, however, that no individual shall be a “Transferred xpedx Employee” if his or her employment is not transferred from the Company to Veritiv or xpedx Holding Company, LLC in connection with the spinoff of the xpedx Business (the “Spinoff”); and provided further that, at the written direction of the Company, one or more individuals who are active employees of the Company but not primarily working in the xpedx Business immediately prior to July 1, 2014, may also be treated as a Transferred xpedx Employee.

(ii)

xpedx Business means the business segment of the Company referred to in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as “xpedx”; provided that “xpedx Business” shall not include (i) International Paper Asia Distribution Limited, and (ii) except as the term “xpedx Business” is used in connection with financial statements, IP Canadian Packaging Operations Inc. and EM xpedx, S.A. De C.V.

2.	PARTICIPATION.

(a)	An Eligible Employee may become a Participant if, with respect to any Plan Year, the Eligible Employee:

(i)	actively participates in the Salaried Savings Plan and makes a Pay Deferral Election or makes an MIP Deferral Election for that Plan Year; or

(ii)	is eligible to receive a Match Make-Up Contribution or Retirement Savings Account Contribution.

(b)

An individual remains a Participant as long as the Participant is entitled to a Benefit under the Plan. A Participant who remains employed by the Company but becomes ineligible to participate shall retain his Accounts in the Plan until distribution following Termination.

3.	PAY DEFERRAL ELECTION.

An Eligible Employee may elect on or before an Election Date to defer receipt of a portion of the Eligible Employee’s Pay to the Plan. The following provisions apply to Pay Deferral Elections:

(a)

Pay Deferral Election Rules – Each Eligible Employee shall be given the opportunity to make a Pay Deferral Election in the manner and form established by the Administrator. A Pay Deferral Election shall be valid only with respect to Pay earned after the date of the Pay Deferral Election. A Participant may change a Pay Deferral Election under procedures established by the Administrator. No Pay Deferral Election made during a calendar year may change the Pay Deferral Election for that calendar year.

(b)

Initial Eligibility (Senior Officer or PL 18) – An employee who is promoted or hired as an officer at the level of senior vice president or above, or who is promoted to or hired at Position Level 18 or above, at any time during a calendar year, and by November 30th of such calendar year, shall be eligible to make a Pay Deferral Election beginning December 1 for services to be performed in the next calendar year. The employee has 30 days from December 1 to make such election, to take effect on January 1. Following this initial eligibility election, the Eligible Employee shall make future Pay Deferral Elections in accordance with (d) below.

(c)

Initial Eligibility (Compensation) – An employee who first becomes eligible to participate in the Plan based on having compensation in the preceding Plan Year in excess of the Code limit, as set forth in Section 1(p)(ii)(C), shall be eligible to make a Pay Deferral Election beginning March 1 for services to be performed during the remainder of the calendar year. The employee has 30 days from March 1 to make such election, to take effect on April 1. Following this initial eligibility election, the Eligible Employee shall make future Pay Deferral Elections in accordance with (d) below.

(d)

Annual Election Following Initial Eligibility – Prior to the end of each calendar year, an Eligible Employee shall be given the opportunity to make a Pay Deferral Election applicable to Pay for services performed in the next calendar year. The Pay Deferral Election must be made by December 31.

(e)

Deferral Rate and Participation Options – A Participant may defer up to 85% of Pay. A Pay Deferral Election shall be applied from the point in a calendar year when the Participant’s contributions to the Salaried Savings Plan cease by reaching a Code limitation, as designated by the Participant in his Pay Deferral Election from the following two options:

(i)	the Salaried Savings Plan pre-tax contribution limit, or

(ii)	the Salaried Savings Plan annual additions or maximum compensation limit.

(f)	Vesting – A Participant is always 100% vested in the Deferral Account with respect to Pay Deferrals.

(g)

Invalid Election – The Administrator may reject any Pay Deferral Election that does not conform to the provisions of the Plan. If the Administrator rejects a Pay Deferral Election, the Eligible Employee shall be paid the amounts the Eligible Employee would have been entitled to receive if the Eligible Employee had not made the rejected Pay Deferral Election.

4.	MIP DEFERRAL ELECTION.

An Eligible Employee may make a special election on or before an Election Date to defer receipt of all or a portion (or none) of the Eligible Employee’s MIP Award to the Plan, in lieu of having his Pay Deferral Election for the year the MIP Award is earned apply to the MIP Award. The following provisions apply to MIP Deferral Elections:

(a)	Annual Election – An Eligible Employee may submit an MIP Deferral Election by December 31 preceding the calendar year in which the MIP Award is earned.

(b)	Deferral Rate – A Participant may defer up to 85% of the Participant’s MIP Award.

(c)

MIP Deferral Process – If the Eligible Employee has made a Pay Deferral Election for the calendar year in which the MIP Award is earned, the Eligible Employee’s MIP Deferral Election shall be applied to his MIP Award to determine first the amount to be contributed to the Salaried Savings Plan, up to the remaining amount of the Code limitation designated by the Participant in his Pay Deferral Election, as described in Section 3(e) above. To the extent the elected MIP deferral amount exceeds the amount that can be contributed to the Salaried Savings Plan, such excess shall be credited to the Participant’s Deferral Account under the Plan.

(d)	Vesting – A Participant is always 100% vested in the Deferral Account with respect to MIP Award deferrals.

(e)

Invalid Election – The Administrator may reject any MIP Deferral Election that does not conform to the provisions of the Plan. If the Administrator rejects a MIP Deferral Election, the Eligible Employee shall be paid the amounts the Eligible Employee would have been entitled to receive if the Eligible Employee had not made the rejected MIP Deferral Election.

5.	MATCHING CONTRIBUTIONS.

(a)	The Company shall credit Matching Contributions to the Company Match Account of each Participant who makes Pay Deferrals to the Plan.

(b)	The amount of the Matching Contribution shall be 70% of a Participant’s Pay Deferrals on the Participant’s first 4% of Pay, and 50% of the Participant’s Pay Deferrals on the next 4% of Pay.

(c)

Except as otherwise provided herein, a Participant’s Company Match Account shall be unvested until the completion of three years of service as determined under the provisions of the Salaried Savings Plan and 100% vested upon completion of three years of service.

In addition, a Participant’s Company Match Account is 100% vested when a Participant reaches age 65, when a Participant’s employment Terminates because of death or Disability, or when a Participant’s employment Terminates because of the permanent closing of the Participant’s work facility. Solely for purposes of the vesting provisions of this Section 5 (c), a Participant who is a Transferred xpedx Employee shall be treated as having a Termination of employment as of the close of business on June 30, 2014, because of the permanent closing of the Participant’s work facility.

(d)	Upon a Participant’s Termination, all unvested amounts in the Participant’s Company Match Account shall be forfeited.

(e)	A Matching Contribution also shall be made on MIP Awards deferred to the Plan on the same basis as that set forth in (b) above.

(f)	Notwithstanding the foregoing, the maximum annual Matching Contributions for an xpedx outside sales employee shall be $2,500.

6.	MATCH MAKE-UP CONTRIBUTIONS.

(a)

With respect to each Plan Year that a Participant is entitled to a Match Make-Up Contribution under a written agreement with the Company, the Company shall credit an amount as a Match Make-Up Contribution equal to the amount of the match that the Participant would have received under the Salaried Savings Plan and the Plan if eligible to contribute for such Plan Year.

(b)	The Company shall credit the Match Make-Up Contribution to the Company Match Make-Up Account.

(c)	The Company Match Make-Up Account shall vest in accordance with Section 5(c) above and shall be forfeited in accordance with Section 5(d) above.

7.	RETIREMENT SAVINGS ACCOUNT CONTRIBUTIONS

(a)

With respect to each Plan Year, the Company shall credit a Retirement Savings Account Contribution to the Company RSA Account of a Participant who is eligible for Retirement Savings Account Contributions under the Salaried Savings Plan and has compensation (as defined in the Salaried Savings Plan) in excess of the dollar limit for the Plan Year under Code section 401(a)(17). The amount of the Retirement Savings Account Contribution credited to the Participant’s Company RSA Account under the Plan is the amount of the Retirement Savings Account Contribution that could not be made to the Salaried Savings Plan due to the imposition of such statutory compensation limitation.

(b)	The Company RSA Account shall vest in accordance with Section 5(c) above and shall be forfeited in accordance with Section 5(d) above.

(c)	Notwithstanding the foregoing, no Retirement Savings Account Contributions shall be made for an xpedx outside sales employee.

8.	INVESTMENT FUNDS.

(a)

The Administrator shall determine the number and type of Investment Funds that will be available for deemed investment. At his sole discretion, the Administrator may change the number and type of Investment Funds at any time and may establish procedures for the transition between Investment Funds.

(b)

Pay Deferrals and MIP Awards deferred shall be credited to an Investment Fund after the date on which the deferred Pay would have been paid to the Participant. A Matching Contribution, Match Make-Up Contribution and Retirement Savings Account Contribution shall be credited to an Investment Fund as of the date determined by the Administrator.

(c)

Each Participant shall be required to and shall have the right to direct the initial deemed investment of the Participant’s Deferral Account, Company Match Account, Company Match Make-Up Account and Company RSA Account among the Investment Funds.

(d)

Pursuant to procedures established by the Administrator uniformly applied, Participants may direct the transfer of deemed investments in the Deferral Account, Company Match Account, Company Match Make-Up Account and Company RSA Account among Investment Funds on each day that the New York Stock Exchange is open. The transfer of deemed investments involving the Company Stock Fund may be subject to such restrictions, including prior approval, as determined appropriate by the Company.

(e)

A separate bookkeeping account shall be established for each Participant who has directed a deemed investment in an Investment Fund. Deemed transfers between Investment Funds in the Participant’s Accounts shall be charged and credited as the case may be to each Investment Fund account. The Investment Fund account shall be charged with withdrawals and distributions made during each Plan Year, and shall be credited or charged with gains or losses, as well as any appreciation or depreciation in market value during each Plan Year for the deemed investment in the Investment Fund, based on the rate of return of the same Investment Fund in the Salaried Savings Plan. A Participant will receive periodic statements of the activity in the Participant’s Accounts.

9.	WITHDRAWALS – PRE-2005 ACCOUNT.

(a)

At the request of a Participant before the Participant’s Termination, a Participant may receive a withdrawal of part or all of the Participant’s Pre-2005 Deferral Account, excluding earnings, as follows.

(i)

A Participant may request a withdrawal on a designated date that is more than six months subsequent to the date of the withdrawal request and that is in the next calendar year. The withdrawal will be the lesser of the full amount elected by the Participant or the amount of the Participant’s Deferral Account, excluding earnings. The withdrawal request may be cancelled only if the cancellation is made at least six months prior to the designated date for the withdrawal and is in a calendar year preceding the year in which the designated date would occur.

(ii)

A Participant may request a withdrawal on a date that does not meet the rules set forth in Section 9(a)(1) above and that is subsequent to the date of the withdrawal request. The withdrawal will be ninety percent (90%) of the amount elected by the Participant. The other ten percent (10%) of the amount elected by the Participant shall be forfeited from the Participant’s Deferral Account at the time of the withdrawal.

(iii)	For those Participants who participated in a Prior Plan on March 31, 2002, any withdrawal election made under the Prior Plan shall be recognized under this Plan.

(b)

A Participant may elect a withdrawal from the Participant’s Deferral Account, excluding earnings, in the event of an Extreme Hardship as defined in Section 9(c). A withdrawal for an Extreme Hardship shall be subject to the following provisions:

(i)	The Participant must have applied for a hardship withdrawal for the same event under the Salaried Savings Plan.

(ii)	The withdrawal is limited to the amount necessary to satisfy the Extreme Hardship (including taxes on the withdrawal), reduced by the amount of the hardship withdrawal from the Salaried Savings Plan.

(iii)	The Administrator shall have the sole discretion to determine whether the Participant has an Extreme Hardship and the amount necessary to satisfy the Extreme Hardship.

(iv)	Following a withdrawal for an Extreme Hardship, the Participant may not make any further Pay Deferrals or MIP Deferrals for 12 months after the withdrawal.

(c)	An Extreme Hardship is an immediate and heavy financial need for which funds are not reasonably available from the Participant’s other resources. The financial need must arise from

(i)	A payment necessary to prevent eviction from or foreclosure on the mortgage of the Participant’s principal residence, or

(ii)

Uninsured and otherwise unreimbursed losses arising from (A) natural causes or Acts of God, (B) crime (reported to the police or other appropriate authorities) where the Participant or the Participant’s spouse or other dependent is a victim of the crime; or (3) fire.

(d)

Withdrawals under this Section 9 shall be made in a lump sum payment in cash, subject to applicable tax withholding. Unless otherwise elected by the Participant, withdrawals shall be made proportionately from all of the Investment Funds in the Participant’s Deferral Account.

(e)

A distribution under this Section 9 shall be in lieu of that portion of a Participant’s Benefit that would have been paid otherwise. The Participant’s Benefit shall be adjusted by reducing the balance of the Participant’s Deferral Account by the amount of the distribution.

(f)

Notwithstanding any other provision of this Plan or a Participant’s withdrawal election, the Administrator in its sole discretion may postpone the withdrawal of all or part of a Benefit to the extent that the payment would not be deductible under Code Section 162(m) or any successor thereto. A Benefit distribution that is postponed pursuant to the preceding sentence shall be paid as soon as it is possible to do so within the deduction limitations of Code Section 162(m).

10.	WITHDRAWALS – POST-2004 ACCOUNT.

(a)

At the request of a Participant before the Participant’s Termination, a Participant may receive a withdrawal of part or all of the Participant’s Post-2004 Deferral Account, excluding earnings, in the event of an Unforeseeable Emergency as defined in Section 10(b). A withdrawal for an Unforeseeable Emergency shall be subject to the following provisions:

(i)

The Participant’s Unforeseeable Emergency cannot be satisfied by funds from other sources, including insurance, liquidation of personal assets (to the extent liquidation of assets does not cause severe financial hardship) and cessation of Pay Deferrals under the Plan.

(ii)	The withdrawal is limited to the amount necessary to satisfy the Unforeseeable Emergency (including taxes on the withdrawal).

(iii)	The Administrator shall have the sole discretion to determine whether the Participant has an Unforeseeable Emergency and the amount necessary to satisfy the Unforeseeable Emergency.

(b)

An Unforeseeable Emergency is a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising from events beyond the Participant’s control. The financial need must arise from:

(i)	Unreimbursed medical expenses for the Participant or the Participant’s spouse, dependent or beneficiary;

(ii)	A payment necessary to prevent eviction from or foreclosure on the mortgage of the Participant’s principal residence; or

(iii)

Uninsured and otherwise unreimbursed losses arising from (A) natural causes or Acts of God, (B) crime (reported to the police or other appropriate authorities) where the Participant or the Participant’s spouse or other dependent is a victim of the crime; or (3) fire; or

(iv)	Funeral expenses for the Participant’s spouse, dependent or beneficiary.

(c)

Withdrawals under this Section 10 shall be made in a lump sum payment in cash, subject to applicable tax withholding. Unless otherwise elected by the Participant, withdrawals shall be made proportionately from all of the Investment Funds in the Participant’s Deferral Account.

(d)

A distribution under this Section 10 shall be in lieu of that portion of a Participant’s Benefit that would have been paid otherwise. The Participant’s Benefit shall be adjusted by reducing the balance of the Participant’s Deferral Account by the amount of the distribution.

(e)

Notwithstanding any other provision of this Plan or a Participant’s withdrawal election, the Administrator in its sole discretion may postpone the withdrawal of all or part of a Benefit to the extent that the payment would not be deductible under Code Section 162(m) or any successor thereto. A Benefit distribution that is postponed pursuant to the preceding sentence shall be paid as soon as it is possible to do so within the deduction limitations of Code Section 162(m).

11.	DISTRIBUTIONS – PRE-2005 ACCOUNT.

(a)

A Participant may make a Distribution Election for the distribution of the Participant’s Pre-2005 Account. A Distribution Election must be made before a Participant’s Termination to be effective. Subject to the distribution restrictions in this Section 11, a Participant may revoke an existing Distribution Election at any time by making a new Distribution Election prior to the Participant’s Termination. A Distribution Election is irrevocable upon a Participant’s Termination.

(b)

The Administrator may reject any Distribution Election that does not conform to the provisions of the Plan. In addition, the Administrator may modify any manner or form of making a Distribution Election at any time to the extent necessary to comply with any federal securities laws or regulations.

(c)

All Benefits, less withholding for applicable income and employment taxes, shall be paid in cash by the Company or its designee. A Participant may elect to receive a distribution of the Participant’s Benefits as provided in this Section.

(i)	Unless otherwise provided herein or specified in a Participant’s Distribution Election, payment shall be made in a lump sum payment in January of the calendar year after the Participant’s Termination.

(ii)

Instead of a lump sum, a Participant may elect to receive installment payments over a period of five to twenty years, as specified in the Participant’s Distribution Election. The installment payments may begin at any time beginning in the year following the Participant’s Termination until the Participant is age 70 1⁄2. A Participant may elect monthly, quarterly or annual installment payments. The unpaid balance of a Participant’s Accounts shall continue to be maintained in Investment Funds until paid. The installment period elected may not exceed the life expectancy of the Participant or joint life expectancy of the Participant and the Beneficiary.

(iii)

A Distribution Election may provide that payment of a lump sum or installments may be deferred after a Participant’s Termination until any later date prior to the Participant reaching age 70 1⁄2. Payments must commence when a Participant attains age 70 1⁄2.

(iv)	A Distribution Election may include different payment elections in the case of a Termination for different reasons, including Disability or death, as detailed in Section 13.

(v)	For those Participants who participated in a Prior Plan on March 31, 2002, any distribution election made under the Prior Plans shall be recognized as a Distribution Election under this Plan.

12.	DISTRIBUTIONS – POST-2004 ACCOUNT.

(a)

Initial Distribution Election. A Participant may make an Initial Distribution Election by the later of the date he first makes an election to participate in the Plan or December 31, 2008. If a Participant fails to make an Initial Distribution Election by such deadline, his Initial Distribution Election shall be determined by the applicable default Distribution Election described in Section 12(b) below. An Initial Distribution Election may be made for three specified events (termination of employment, death and disability) and for a specified time, subject to the following requirements:

(i)

Distribution on Termination of Employment – A Participant may elect to receive his Post-2004 Account in a lump sum payment or in installment payments over a period of five to 20 years, as specified in the Participant’s Distribution Election. A lump sum payment or the first installment payment, whichever is applicable, may be made no earlier than the January following the year in which the Participant’s Termination occurs and must be made within 10 years of the Participant’s Termination.

(ii)

Distribution on Death – A Participant may elect to have his Post-2004 Account paid to his Beneficiary in a lump sum payment or in installment payments over a period of five to 20 years, as specified in the Participant’s Distribution Election. Payment will commence as soon as practicable but within 90 days of the Participant’s death. Benefits paid on account of a Participant’s death which are payable to an estate shall only be paid in a lump sum.

(iii)

Distribution on Disability – A Participant may elect to receive his Post-2004 Account in a lump sum payment or in installment payments over a period of five to 20 years, as specified in the Participant’s Distribution Election. Payment will commence as soon as practicable but within 90 days of the Participant’s Disability.

(iv)

Specified Time Distribution. At the time of making his Initial Distribution Election, a Participant may elect to receive up to three distributions of the contributions in his Post-2004 Deferral Account, without earnings, while he is actively employed. The Participant must designate the date(s) of distribution and the percentage of his contributions to be distributed on such date(s). No distribution may be made in the same Plan Year as the election is made.

(b)

Default Initial Distribution Election. If a Participant fails to make an Initial Distribution Election by the deadline set forth in Section 12(a) above, his Initial Distribution Election shall be determined by the default Distribution Election described below:

(i)

Distribution on Termination of Employment – The default Distribution Election shall be a lump sum payment to the Participant in the January following the year in which the Participant’s Termination occurs.

(ii)	Distribution on Death – The default Distribution Election shall be a lump sum payment to the Participant’s Beneficiary as soon as practicable but within 90 days of the Participant’s death.

(iii)	Distribution on Disability – The default Distribution Election shall be a lump sum payment to the Participant as soon as practicable but within 90 days of the Participant’s Disability.

(iv)	Specified Time Distribution. There is no default Distribution Election.

(c)

Subsequent Distribution Election. A Participant may make a Subsequent Distribution Election to change his Initial Distribution Election in effect under Section 12(a) or (b), subject to the following requirements:

(i)

Distribution on Termination of Employment – A Participant must make a Subsequent Distribution Election before his Termination. The Subsequent Distribution Election cannot take effect sooner than 12 months from the date the Participant makes such Subsequent Distribution Election. The distribution date under the Subsequent Distribution Election must be at least five years after the date the first payment would have been made to the Participant under the Initial Distribution Election under Section 12(a) or (b), whichever is applicable.

(ii)

Distribution on Death – A Participant must make a Subsequent Distribution Election before his Termination. The Subsequent Distribution Election cannot take effect sooner than 12 months from the date the Participant makes such Subsequent Distribution Election.

(iii)

Distribution on Disability – A Participant must make a Subsequent Distribution Election before his Termination. The Subsequent Distribution Election cannot take effect sooner than 12 months from the date the Participant makes such Subsequent Distribution Election.

(iv)

Specified Time Distribution. A Participant must make a Subsequent Distribution Election before his Termination and at least 12 months before the date the payment (or first payment, if earlier) is scheduled to be made. The Subsequent Distribution Election cannot take effect sooner than 12 months from the date the Participant makes such Subsequent Distribution Election. The distribution date under the Subsequent Distribution Election must be at least five years after the date such payment would have been made to the Participant under the Initial Distribution Election under Section 12(a).

(d)

The Administrator may reject any Distribution Election that does not conform to the provisions of the Plan. In addition, the Administrator may modify any manner or form of making a Distribution Election at any time to the extent necessary to comply with any federal securities laws or regulations.

(e)	All Benefits, less withholding for applicable income and employment taxes, shall be paid in cash by the Company or its designee.

(f)

Where Benefits are paid in installment payments, the Participant may elect to receive monthly, quarterly or annual installment payments. The unpaid balance of a Participant’s Accounts shall continue to be maintained in Investment Funds until paid.

(g)

Notwithstanding the foregoing, if a Participant is a “specified employee”, meaning a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder, distribution of the Participant’s Post-2004 Account to the Participant may not be made before the later of (i) the January following the year in which the Participant’s Termination occurs, or (ii) the date six months following the Participant’s Termination.

Effective on July 11, 2016, the election in accordance with paragraph (i)(8) of Treasury Regulations Section 1.409A-1 to apply the rule of Treasury Regulations Section 1.415(c)-2(g)(5)(ii) to not treat as compensation under Section 415 of the Code certain compensation, applies to the Plan. The compensation excluded from consideration under Section 415 is compensation excludible from an employee’s gross income because it is attributable to services performed outside the United States by an employee who is a nonresident alien as defined in Section 7701(b)(1)(B) of the Code, and is not a Participant, that is not effectively connected with the conduct of a trade or business within the United States. The effect of this election is that an employee who is a nonresident alien and is not a Participant will not meet the definition of “specified employee” under Section 409A(a)(2)(B)(i) of the Code.

13.	DEATH BENEFITS – PRE-2005 ACCOUNT.

(a)

Except as provided in Section 13(c), a Participant may make a Distribution Election regarding payment to his Beneficiary of his Pre-2005 Account in the event of the Participant’s death before commencement of payment of Benefits to the Participant. In making such Distribution Election, the Participant may elect a lump sum or installment payments, as provided in Section 11(c)(ii). Installment payments must commence no later than when the Participant would have attained age 70 1⁄2. If the Participant has not made a Distribution Election for payment of death benefits to the Beneficiary, payment will be made in a lump sum as soon as practicable following the Participant’s death.

(b)

Except as provided in Section 13(c), if a Participant who is receiving installment payments dies, the Participant’s Beneficiary shall continue to receive installment payments according to the Participant’s Distribution Election.

(c)	Benefits paid on account of a Participant’s death which are payable to a Participant’s estate shall only be paid in a lump sum.

14.	COMPANY’S OBLIGATION.

The Plan shall be unfunded. The Company shall not be required to segregate any assets that at any time may represent a Benefit. Any liability of the Company to a Participant or Beneficiary under this Plan shall be based solely on any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

15.	CLAIMS AGAINST PARTICIPANT’S BENEFIT.

An Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. A Benefit shall not be subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan shall give any Participant any interest, lien, or claim against any specific asset of the Company. A Participant or Beneficiary shall have no rights other than as a general creditor of the Company.

16.	AMENDMENT OR TERMINATION.

Except as otherwise provided, this Plan may be altered, amended, suspended, or terminated at any time by the Company. The Company may not alter, amend, suspend, or terminate this Plan without the consent of that Participant if such action would adversely affect the Participant’s right to receive payment, pursuant to the terms of the Plan, of any unpaid vested amount in the Participant’s Accounts.

17.	GENERAL PROVISIONS.

(a)

Administration. This Plan shall be administered by the Administrator. The Administrator shall have the discretion to interpret the Plan, may establish regulations to further the purposes of the Plan and may take any other action necessary to the proper operation of the Plan. To the extent authorized by the Administrator, any action required to be taken by a Participant may be taken in writing, by electronic transmission, by telephone, or by facsimile. Prior to paying a Benefit under the Plan, the Administrator may require the Participant or Beneficiary to provide such information or material as the Administrator, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The

Administrator may withhold payment of a Benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness. The Administrator may delegate all or any of its responsibilities and powers to any persons selected by it, including designated employees of the Company.

(b)

Taxes. A Participant’s Pay Deferral, MIP Award deferrals, Matching Contributions, Match Make-Up Contributions and Retirement Savings Account Contributions will be subject to Social Security and Medicare taxes as determined by the Administrator and in accordance with applicable law. All withdrawals and distributions shall be subject to all applicable tax withholding as determined by the Administrator and in accordance with applicable law.

(c)

No Contract of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company or a subsidiary and any Participant, or as a right of any Participant to be continued in employment of the Company or a subsidiary, or as a limitation on the right of the Company or a subsidiary to discharge any of its employees, with or without cause.

(d)	Claims Procedures.

(i)

Any Participant or other person, or the duly authorized representative of such individual, shall be entitled to file a written claim for benefits under the Plan. The right of any Participant or other person claiming a benefit under the Plan shall be initially determined by the Plan Administrator or his appointed agent within 90 days of the receipt of the claim. If special circumstances require an extension of time for processing the claim, the Plan Administrator shall give a written notice of the required extension to the claimant by mail or delivery, prior to the expiration of the initial 90-day period. The notice shall indicate the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision. In no event may the extension exceed 90 days from the end of the initial 90-day period.

Any partial or total denial by the Plan Administrator of a claim for benefits under the Plan shall be stated in writing and mailed or delivered to the claimant. Such notice of denial shall (i) set forth the specific reason(s) for the denial, (ii) make reference to the specific provisions of the Plan on which the denial is based, (iii) include a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and (iv) provide a description of the procedure for appeal of the denied claim, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(ii)

A claimant or his duly authorized representative may (i) request a review of a denied claim by written request to the Plan Administrator, (ii) submit written comments, documents, records and other information relating to the claim for benefits, and (iii) upon reasonable request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. A claimant’s request for review shall be filed with the Plan Administrator within 60 days after receipt by the claimant of the notice of claim denial.

Within 60 days after receipt of a request for review of a denied claim, the Plan Administrator shall make a determination. If special circumstances require an extension of time for processing the review of the denied claim, the Plan Administrator shall give a written notice of the required extension to the claimant by mail or delivery, prior to the expiration of the initial 60-day period. The notice shall indicate the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision. In no event may the extension exceed 60 days from the end of the initial 60-day period.

Any partial or total denial by the Plan Administrator of a benefit claim on review shall be stated in writing and mailed or delivered to the claimant. Such notice of denial shall (i) set forth the specific reason(s) for the denial, (ii) make reference to the specific provisions of the Plan on which the denial is based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iv) include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(iii)

Any decision by the Plan Administrator shall be written in a manner calculated to be understood by the claimant. Such decision shall be final and binding upon the person claiming an interest in the Plan.

(e)	Waiver. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

(f)

Construction. This Plan shall be adopted and maintained according to the laws of the state of New York (except its choice-of-law rules and except to the extent that such laws are preempted by applicable federal law). Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or enforceable, the validity or enforceability of any other provision shall not be affected. Use of one gender includes all, and the singular and plural include each other.

APPENDIX A

PARTICIPANTS EMPLOYED BY SHOREWOOD

PACKAGING CORPORATION

On March 26, 2000, the Company acquired 100% of the stock of Shorewood Packaging Corporation (“Shorewood”). The Company sold 100% of the stock of Shorewood to Atlas AGI Holdings LLC, on December 31, 2011.

Therefore, from March 26, 2000, to the close of December 31, 2011, Shorewood was a wholly-owned subsidiary of the Company, and was a member of the controlled group of corporations, as described in Section 414(b) of the Code, which includes the Company. Shorewood was a participating employer in the Plan, and each employee of Shorewood who met the requirements to be an Eligible Employee, except that the employee was an employee of Shorewood rather than the Company, was eligible to participate in the Plan and was treated as an Eligible Employee. Each such Eligible Employee who satisfied the requirements for Participation described in Section 2 of the Plan was a Participant.

As of the close of December 31, 2011, Shorewood was no longer a member of the controlled group of corporations which includes the Company, and Shorewood employees who were Participants were no longer eligible to make Pay Deferrals or deferrals of MIP Awards under the Plan, or to receive any Company contributions under the Plan. Pursuant to Section 2. (b), each such Participant would remain a Participant as long as he or she is entitled to a Benefit under the Plan. Each such Participant does not have a Termination of employment until the cessation of his or her employment with Shorewood on account of death, disability, severance, or any other reason.